Exhibit 99.1

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

(unaudited)

	For the three months ended March 31,
	2005	2004
Revenues:
Site leasing	$38,342	$33,934
Site development	19,962	16,925

Total revenues	58,304	50,859
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	12,045	11,651
Cost of site development	19,249	16,363

Total cost of revenues	31,294	28,014

Gross profit	27,010	22,845

Operating expenses:
Selling, general and administrative	7,200	7,181
Restructuring and other charges	17	163
Asset impairment charges	214	17
Depreciation, accretion and amortization	21,643	22,815

Total operating expenses	29,074	30,176

Operating loss from continuing operations	(2,064)	(7,331)

Other income (expense):
Interest income	247	142
Interest expense	(10,004)	(13,828)
Non-cash interest expense	(7,342)	(7,257)
Amortization of debt issuance costs	(798)	(838)
Write-off of deferred financing fees and extinguishment of debt	(1,486)	(22,217)
Other	150	62

Total other expense	(19,233)	(43,936)

Loss from continuing operations before provision for income taxes	(21,297)	(51,267)

Provision for income taxes	(246)	(233)

Loss from continuing operations	(21,543)	(51,500)

(Loss) gain from discontinued operations, net of income taxes	(170)	75

Net loss	$(21,713)	$(51,425)

	For the three months ended March 31,
	2005	2004
Basic and diluted loss per common share amounts:
Loss from continuing operations	$(0.33)	$(0.92)
Loss from discontinued operations	—	—

Net loss per common share	$(0.33)	$(0.92)

Weighted average number of common shares	65,260	55,684

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,017	$69,627
Restricted cash	2,024	2,017
Accounts receivable, net of allowances of $1,261 and $1,731 in 2005 and 2004, respectively	13,292	21,125
Other current assets	22,268	23,393
Assets held for sale	10	10

Total current assets	56,611	116,172

Property and equipment, net	742,827	745,831
Deferred financing fees, net	17,834	19,421
Other long-term assets	36,764	35,820

Total assets	$854,036	$917,244

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$24,732	$30,201
Interest payable	7,101	3,729
Long-term debt, current portion	3,250	3,250
Other current liabilities	12,253	13,823

Total current liabilities	47,336	51,003

Long-term liabilities:
Long-term debt	879,091	924,456
Deferred revenue	393	384
Other long-term liabilities	31,519	30,072

Total long-term liabilities	911,003	954,912

Shareholders’ deficit	(104,303)	(88,671)

Total liabilities and shareholders’ deficit	$854,036	$917,244

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,713)	$(51,425)
Depreciation, accretion and amortization	21,643	22,815
Other non-cash items reflected in Statements of Operations	8,088	8,130
Loss from write-off of deferred financing fees and extinguishment of debt	1,486	22,217
Changes in operating assets and liabilities	6,494	748

Net cash provided by operating activities	15,998	2,485

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,130)	(1,994)
Acquisitions and related earn-outs	(10,206)	(39)
Proceeds from sale of fixed assets	570	398
Receipt (payment) of restricted cash	(234)	(31)

Net cash used in investing activities	(13,000)	(1,666)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase/option plans	277	1
Borrowings under senior credit facility, net of financing fees	—	294,402
Repayment of senior credit facility and notes payable	(813)	(151,758)
Redemption of 12% senior discount and 10¼% senior notes	(52,546)	(132,638)
Repayment of bank overdraft	(526)	—

Net cash provided by (used in) financing activities	(53,608)	10,007

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:	(50,610)	10,826
Beginning of period	69,627	8,338

End of period	$19,017	$19,164